Exhibit 99.1

Company:	American Power Group Corp

Conference Title:	American Power Group Announces First Quarter Fiscal 2017 Results

Moderator:	Chuck Coppa

Date:	Tuesday, February 14, 2017

Conference Time:	09:00 CT

Operator:	Please stand by. We’re about to begin. Good morning ladies and gentlemen and welcome to the American Power Group announces first quarter fiscal 2017 results. This call is being recorded. I would now like to turn the call over to Chuck Coppa, Chief Financial Officer. Please go ahead sir.

Chuck Coppa:	Thank you. Good morning everyone and thank you for participating in today’s investor conference call. Our conference call is being held in concert with today’s disclosure of our December 31, 2016 Q1 fiscal 2017 results which were distributed on all wire services and will be available later today on our website and included in the filing later in the day of our 10-Q with the SEC. I’ll briefly read a short version of the safe harbor.

With the exception of the historical information described today in this call, the matters described herein today contain forward-looking statements and opinions including but not limited to statements relating to new markets, development, introduction of new products and financial operating projections. These forward-looking statements and opinions are neither promises nor guarantees but involve risks and uncertainties that may individually or mutually impact the matters herein and cause actual results, events in the performance that may differ materially from other forward-looking statements and opinions. Listeners are cautioned not to place undue reliance on these forward-looking statements and opinions and may only speak of the date hereof. The company undertakes no obligation to release publicly the results of any revisions of these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or reflect the occurrence of unanticipated events.

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Over the last 90 days, we’ve successfully raised approximately $2.6 million of additional capital from existing investors, members of management and affiliates of several board members. This is a very committed group of investors who’ve collectively have invested almost $20 million over the last four to five years in APG, speaking to their level of commitment and belief in APG. In September 2016, we restructured our $3.5 million of Iowa State Bank long-term debt back whereby we reduced interest rate by 50% from 8% to 4% and gained access to $500,000 of additional capital. Two weeks ago, we also re-negotiated $1.8 million of long-term debt with another lender whereby we’ve been able to defer all payments due until such time as our Board of Directors determines we have adequate capital to commence repayment or we have two consecutive quarters at positive EBITDA at the corporate level. This initiative will save us almost $700,000 in cash outflows annually.

We remain very optimistic as we enter 2017 as Lyle will talk about in a few minutes, and as noted in the past, we are committed to do whatever we need to do to ensure the future viability of American Power Group and truly believe we’ve positioned ourselves as the most viable cost-effective dual fuel solution out there, surviving where others have not. With that, I’ll turn it over to Lyle.

Lyle Jensen:	Okay, thanks Chuck. I appreciate everyone taking the time to be on the call this morning for our company update. It’s only been four weeks since our last investor conference call in which we provided an overview of the positive market signs that appeared to mark the end of the downward spiral due to the oil crisis.

Since the January investor call, we have seen order backlog in the first quarter increase by $750,000, which is driving our forecasted revenue for the second quarter ending in March to be what looks to be the highest level in over two years. We will use this morning’s call to discuss the four key addressed markets that we continue to focus on. Let’s go ahead and start with our stationary dual fuel conversions. The two primary dual fuel stationary markets for 2017 will be the oil and gas industry and customers with strong sustainability programs.

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With WTI oil prices staying in the $53 per barrel range, we have seen a steady increase in the number of drill rigs going back to work, which is providing APG with new dual fuel conversion opportunities. According to the Baker Hughes Rig Count Summary, U.S. gas rigs have grown by 219 rigs, or an increase of 42% in the past 150 days. Canada is not far behind growing by 190 rigs or 117% growth in the same 150 day period. In the last 60 days, APG has won dual fuel conversion orders in multiple shale regions in the United States and we just shipped our first Canadian dealer reorder.

In this post oil crisis phase, uptime and low cost of ownership appear to be the new market drivers and APG’s performance is being rewarded with these follow-on and new engine conversion orders that we’ve seen here recently. We’re also seeing environmental sustainability programs drive an increase in stationary revenue this year. They’re mostly coming from emergency back-up generators at warehouses and hospitals. The stationary markets in California, specifically in the agricultural industry with their significant number of diesel pumps, continues to be attractive to us, and we are currently working to achieve CARB (California Air Resources Board) certifications on both small engines and large engines to help address the air quality challenges that California is facing. So, between our oil and gas resurgence and our sustainability programs, we believe that stationary revenue is on an upward trend from the last couple of years.

If we go over to our North American on road vehicular conversations, Frost and Sullivan just released a report that energy price volatility, tighter emission requirements, and the emergence of noise pollution free zones are generating a plethora of opportunities for alternative fueled truck engines. They noted that the natural gas market is witnessing the first wave of consolidation across integrators and tank manufacturers where technological advancements and improved scalability will help lower the cost and encourage fleet owners to buy trucks fueled by natural gas. They projected a steady growth all the way through their 2025 planning window.

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With APG’s technological market leadership position, we remain confident that the Class 8 truck dual fuel conversion market will continue to be our largest revenue producer in the years to come, and we continue to see multiple areas of support for that projection. As we enter 2017, we have 10 states that have made APG’s dual fuel technology eligible for state emission grants and tax rebates incentives. The Environmental Protection Agency recently reported that 40% or 129 million of our U.S. citizens live in ozone non-attainment areas due to poor air quality. We have carved out a specialized niche where EPA and CARB qualified dual fuel technology is being recognized as one of the only effective natural gas solutions in the 13-liter to 15-liter Class 8 diesel truck power range to help reduce tailpipe criteria pollutants. More states are discussing in the current legislative session the potential for removing barriers to enable and increase adoption of both natural gas in general and then specifically, dual fuel natural gas conversions in their heavy duty vehicles.

We also continue spending time and energy to open up the California vehicular market. APG’s dual fuel technology has the ability to play an important role in the reduction of diesel related pollutants, such as NOx and particulate matter which are the big contributors to some of the poor ozone levels in the populous areas of California. A recent APG dual fuel emission test with West Virginia University has shown greater than a 50% reduction in NOx emissions compared to the Federal standard. We have intentionally targeted certification of late model, high horsepower engines since there are effectively no dedicated natural gas solutions in that horsepower range. R. L. Polk estimates there is 30,000 California registered Class A trucks that are model year 2010 or newer that we can address. We are now in a position to accelerate NOx reductions on the largest number of California registered trucks. We can allow fleets to achieve optimal low-NOx results well before California’s scheduled emission deadlines, and we can become a major customer of renewable natural gas, which is seeing phenomenal growth in California.

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During 2017, we expect to see a transition in Canada from the evaluation phase to the implementation phase in several provinces in the coming months. We now have dual fuel conversions operating in British Columbia and Quebec. The province of Ontario is in the process of launching a major alternative fuel incentive program over the next five years and APG’s dual fuel system was highlighted in a recent study as an acceptable technology to satisfy their heavy haul loads in Canada, which can approach 120,000 pounds compared to 80,000 pounds here in the United States. With over 100,000 Class 8 trucks running on Canadian highways, we believe this can and will be a major dual fuel market for APG.

From there, let’s move on to Latin America. We expect Mexico will be a strong emerging dual fuel market for APG in 2017. As Mexico government backed fuel subsidies begin to wind down, there’s been a corresponding dramatic increase in the price of gasoline and diesel, which has created an even more favorable price spread for natural gas. Diesel prices have increased by 15% to 20% since January 1, 2017. The resulting price spread today creates a 20% annual fuel savings for heavy duty fleets, which is driving many to take a look at natural gas for the first time. Also in response to the poor air quality conditions in Mexico City and other surrounding areas, Mexican governmental authorities are now enforcing new regulations to reduce diesel related emissions. Failure to comply will result in a mandated reduction in daily deliveries and a cutback in fleet operating hours for non-compliant engines.

On December 28, 2016, the Mexican Ministry of the Environment officially announced that trucks with EPA approved and CARB certified retrofit system, such as APG’s, will be exempt from this cutback and will allow fleets to continue deliveries any day of the week. From a competitive perspective, no one has the number of EPA approvals (500+) or breadth of approved engine families (6 of the top 7 engines out there) that APG has which will provide us with a significant market advantage as the adoption of natural gas for vehicles rolls out. This is a huge regulatory milestone for APG’s dual fuel solution to be included in this exemption. We have been running multiple successful evaluation tests in Mexico this past year and are currently working with dealers, fuel suppliers and major fleets in Mexico to implement both the economic savings as well as the environmental benefits of using APG’s dual fuel solution. Our Mexican dealers are forecasting production quantities will begin in the next few months with the expectation of seeing a noticeable increase in our international revenue during the June 2017 third fiscal quarter.

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I also wanted to point out we have begun the formal evaluation process on a fleet customer in Columbia through our local dealer who is the largest certified Cummins dealer in Columbia. The initial evaluation began last week and we’ve got three or four customers watching the results and expect Columbia to become an international revenue producer during calendar 2017.

Let’s wrap up with our flare capture and NGL recovery business unit. As we mentioned in our last investor phone call, we’ve not been happy with the sales and marketing progress in our flare capture and NGL recovery business unit thus far. So in January, we made personnel changes, including contracting with a 15-year veteran in the mid-stream management of NGLs (natural gas liquids) which has had a positive impact on our efforts thus far. We’ve met with over 10 E&P companies and have about 10 more to go in presenting our flare capture and NGL recovery services. In November of this past year, the State of North Dakota mandated weighted average flare capture percentage in North Dakota Bakken shale region increased from 80% to 85%.

In addition to the measurable increase the number of operation wells there has been a significant increase in the market prices for our end product NGLs (natural gas liquids) which in some cases are up almost 400% from a year ago which is huge.

So as Chuck said, in summary, we’re strong believers in the long-term economic and environmental benefits of domestically abundant natural gas. We’re definitely seeing federal, state, local regulations beginning to be more supportive by providing more and more incentives to move fleets from diesel to cleaner burning natural gas. We believe 2017 could be the year we start to rebuild from where we were before the oil crisis. As noted, we expect our March 2017 quarter to be the best in almost two years so I think we are on the right path. With that, I’ll turn it over for a Q&A session.

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Operator:	Thank you. If you’d like to ask a question, please signal by pressing Star 1 on your telephone keypad. If you’re using a speakerphone, please make sure you mute function is turned off to allow your signal to reach our equipment. Again, press Star 1 at this time to ask a question. And we’ll pause for just a moment to allow everyone an opportunity to signal. That’s Star 1. And we’ll take our first question from John Gay, a private investor.

John Gay:	Hi, Lyle and Chuck.

Lyle Jensen:	Good morning, John.

John Gay:	I’m just curious about your flare gas capture and recovery business. Am I mistaken in thinking that this is really a slam dunk for anybody who’s got flare gas at an oil site? And why wouldn’t they jump at the opportunity to help convert that? I guess an ancillary question is do you share some of results from the sale of the NGL’s with the oil site operator?

Lyle Jensen:	Two good questions John. E&P companies really have two choices to address their flared gas with (1) being disposing of the gas via large pipelines operated by third parties who charge very handsomely for this service and (2) using someone like us where they either are too far from an existing pipeline (“remote”) or are on the pipeline but it’s at capacity (“stranded”). Our focus as has been on these remote and/or stranded sites which at last count was estimated to be around 20% of the Bakken regions operating sites.

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As far as your second question on sharing, initially our plan was to simply live off the sale of the NGL’s we produced and not charge a service fee but based on the low NGL pricing of a year ago, it did not make economic sense to deploy our equipment. In response to this market reality, we’ve modified our plan whereby we’ll charge the E&P companies a fee for providing the flare capture and recovery service as well as retain the NGL revenue. With this said, we are open to view each opportunity on its own merits and if potentially sharing a piece of the NGL revenue stream with an E&P gets us the contract, then as Chuck noted earlier, we’ll do what we need to do in order to secure the future viability of APG.

John Gay:	Okay, well that’s good news. Have you got any prospects for timelines in terms of getting your equipment deployed?

Lyle Jensen:	April, May, June appears to be the common time period right now that customers are coming back with us after their quotes. I can tell you John that deploying our idled flare capture and recovery systems is our/my top priority at he moment.

John Gay:	Okay. And you have three available right now. Is that right?

Lyle Jensen:	That is correct yes.

John Gay:	And the fourth one is designed for the methane capture correct and is that still being built?

Lyle Jensen:	It’s in process right now. We haven’t finished the timeline on it as far as exactly when it might go to market.

John Gay:	Okay. So, you are hopeful we’ll start seeing some revenue soon coming from the flare capture and recovery business unit?

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Lyle Jensen:	Yes.

John Gay:	Oh, that’d be great. Well good luck. Thanks a lot Lyle. Good luck to you.

Operator:	If you find your question’s been answered, you may remove yourself from the queue by pressing Star key followed by the digit 2. Again, it’s Star 1 to ask a question. It appears there are no further questions so at this time I’ll turn the call back to Mr. Lyle Jensen for any closing remarks.

Lyle Jensen:	Thank you Don and again I want to thank everyone for your attention this morning and following us and supporting us over this turbulent period. We’re feeling a lot better about our prospects and where we’re going now and we do look forward to executing our business plan. So, thank you for your support and thank you for attendance on the call this morning.

Operator:	This does conclude today’s conference. Thank you for your participation. You may now disconnect.

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